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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                        DATE OF REPORT: JANUARY 12, 2001

                          COMMISSION FILE NO. 000-22688

                                MACROMEDIA, INC.
                            (A DELAWARE CORPORATION)

                  I.R.S. EMPLOYER IDENTIFICATION NO. 94-3155026

                               600 TOWNSEND STREET
                         SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 252-2000


================================================================================

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

      (a)   FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

      On January 27, 2001, Macromedia, Inc. ("Macromedia") filed a Form 8-K to report its consolidated subsidiary, shockwave.com, Inc.'s, ("shockwave") acquisition of Atom Corporation. ("AtomFilms"). Pursuant to Item 7 of Form 8-K, Macromedia indicated that it would file certain financial information no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 is filed to provide the required financial information.

      Report of Independent Accountants ..............................   3
      Consolidated Balance Sheets ....................................   4
      Consolidated Statements of Operations ..........................   5
      Consolidated Statements of Changes in Shareholders' Deficit ....   6
      Consolidated Statement of Cash Flows ...........................   7
      Notes to Consolidated Financial Statements .....................   8

      (b)   PRO FORMA FINANCIAL INFORMATION.

      The pro forma financial information required by Item 7(b) of Form 8-K can be found on pages 23 through 29 of this Amendment No. 1.

      (c)   EXHIBITS.

      The exhibits to this report are listed in the Exhibit Index set forth below.

 2.01 Agreement and Plan of Reorganization dated December 14, 2000, by and among Shockwave.com, Inc., a Delaware corporation and Atom Corporation, a Washington corporation.*

 2.02     Certificate of Merger of Atom Corporation with and into Shockwave.com,
          Inc. dated January 12, 2001.*

 2.03     Articles of Merger between Atom Corporation and Shockwave.com, Inc.
          dated January 12, 2001.*

23.01     Consent of Independent Accountants.

----------
* Previously filed.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
Atom Corporation

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Atom Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As further described in Note 1, in January 2001 the Company was acquired by shockwave.com, Inc. and the outstanding equity securities of the Company were assumed by shockwave.com, Inc. and converted into equity securities of shockwave.com, Inc. On the effectiveness of the acquisition, the separate existence of the Company ceased and the Company was merged into shockwave.com, Inc.


/S/ PricewaterhouseCoopers LLP


Seattle, Washington
March 13, 2001

ATOM CORPORATION
CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------------------

                                                                                           DECEMBER 31,
                                                                                 -------------------------------
                                                                                     2000               1999
                                                                                 ------------       ------------
ASSETS
Current Assets
  Cash and cash equivalents                                                      $    500,000       $ 17,545,000
  Accounts receivable, net of allowance for doubtful accounts of
    $259,000 and $22,000, respectively                                              1,523,000            268,000
  Royalty advances, current                                                           388,000            118,000
  Other current assets                                                                565,000            105,000
                                                                                 ------------       ------------
        Total current assets                                                        2,976,000         18,036,000
Property and equipment, net                                                         3,189,000            919,000
Restricted cash                                                                       499,000            250,000
Intangible assets, net of accumulated amortization of $2,895,000
    and $225,000, respectively                                                      4,784,000          6,918,000
Royalty advances                                                                      475,000                 --
Other assets -- non-current                                                           398,000            176,000
                                                                                 ------------       ------------
        Total Assets                                                               12,321,000         26,299,000
                                                                                 ============       ============
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
  SHAREHOLDER'S DEFICIT
Current liabilities
  Accounts payable                                                                  1,581,000            758,000
  Accrued liabilities                                                               1,370,000            124,000
  Unearned revenue                                                                    146,000                 --
  Notes payable - current                                                           8,169,000                 --
  Line of credit                                                                           --             68,000
                                                                                 ------------       ------------
        Total current liabilities                                                  11,266,000            950,000
  Long-term portion of notes payable                                                  358,000                 --
Commitments and contingencies
Mandatorily redeemable preferred stock; no par value; 10,000,000 shares authorized
    Series A preferred stock; 800,000 shares
      authorized; 727,500 and 727,500 shares issued and outstanding                   728,000            720,000
    Series B preferred stock; 4,000,000 shares authorized; 3,789,057 and
      3,789,057 shares issued and outstanding                                       4,850,000          4,781,000
    Series C preferred stock; 5,000,000 shares authorized; 5,000,000 and
      4,661,694 shares issued and outstanding                                      21,800,000         20,275,000
                                                                                 ------------       ------------
        Total mandatorily redeemable preferred stock                               27,378,000         25,776,000
Shareholders' deficit
 Common stock, no par value; 25,000,000 shares authorized; 7,549,136 and
   7,266,812 shares issued and outstanding                                          9,001,000          6,369,000
 Note receivable from shareholder                                                     (64,000)           (64,000)
 Deferred stock-based compensation                                                   (345,000)        (1,151,000)
 Accumulated deficit                                                              (35,273,000)        (5,581,000)
                                                                                 ------------       ------------
        Total shareholders' deficit                                               (26,681,000)          (427,000)
                                                                                 ------------       ------------
        Total liabilities, mandatorily redeemable preferred stock and
          shareholders' deficit                                                  $ 12,321,000       $ 26,299,000
                                                                                 ============       ============

            The accompanying notes are an integral part of these consolidated financial statements.

ATOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

----------------------------------------------------------------------------------------------------------------
                                                                                           YEARS ENDED
                                                                                           DECEMBER 31,
                                                                                 -------------------------------
                                                                                     2000               1999
                                                                                 ------------       ------------
Revenues                                                                         $  5,614,000       $    511,000
Cost of revenues                                                                    4,139,000            204,000
                                                                                 ------------       ------------
    Gross profit                                                                    1,475,000            307,000

Operating expenses
  Research and development                                                             38,000            161,000
  Acquired in-process research and development                                             --            268,000
  Sales and Marketing                                                              19,926,000          2,180,000
  General and administrative                                                        5,722,000          2,183,000
  Stock-based compensation                                                            398,000            766,000
  Amortization of intangible assets                                                 2,667,000            225,000
                                                                                 ------------       ------------
    Total operating expenses                                                       28,751,000          5,783,000
                                                                                 ------------       ------------

Loss from operations                                                              (27,276,000)        (5,476,000)
Interest income                                                                       270,000            125,000
Interest expense                                                                   (2,570,000)           (21,000)
Other, net                                                                             53,000             (6,000)
                                                                                 ------------       ------------
    Net loss                                                                     $(29,523,000)      $ (5,378,000)
                                                                                 ============       ============

            The accompanying notes are an integral part of these consolidated financial statements.

ATOM CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2000 AND 1999

-------------------------------------------------------------------------------------------------------------------------------

                                                                     NOTE
                                           COMMON STOCK           RECEIVABLE        DEFERRED
                                 ----------------------------        FROM          STOCK-BASED     ACCUMULATED
                                    SHARES          AMOUNT        SHAREHOLDER     COMPENSATION       DEFICIT           TOTAL
                                 -----------     ------------     -----------     ------------    ------------     ------------
Balances at December 31, 1998      5,030,000     $      5,000     $        --     $        --     $   (203,000)    $   (198,000)
Warrants granted for services                          12,000                                                            12,000
Deferred stock-based                                1,917,000                      (1,917,000)                               --
  compensation
Amortization of stock-based
  compensation                                                                        766,000                           766,000
Stock issued upon
  acquisition of Pixel Wave        2,000,000        4,360,000                                                         4,360,000
Stock options exercised              229,000           72,000         (64,000)                                            8,000
Warrants exercised                     7,812            3,000                                                             3,000
Net Loss                                                                                            (5,378,000)      (5,378,000)
                                 -----------     ------------     -----------     -----------     ------------     ------------
Balances at December 31, 1999      7,266,812        6,369,000         (64,000)     (1,151,000)      (5,581,000)        (427,000)
Warrants granted in
  connection with borrowings                        2,942,000                                                         2,942,000
Options forfeited                                    (408,000)                        408,000                                --
Amortization of stock-based
  compensation                                                                        398,000                           398,000
Stock issued upon
  acquisition of ForeFront            25,000           55,000                                                            55,000
  Films
Stock options exercised              246,607           31,000                                                            31,000
Warrants exercised                     1,953            1,000                                                             1,000
Stock issued for services              8,764           11,000                                                            11,000
Accretion on preferred stock                                                                          (169,000)        (169,000)
Net loss                                                                                           (29,523,000)     (29,523,000)
                                 -----------     ------------     -----------     -----------     ------------     ------------
Balances at December 31, 2000      7,549,136     $  9,001,000     $   (64,000)    $  (345,000)    $(35,273,000)    $(26,681,000)
                                 ===========     ============     ===========     ===========     ============     ============


            The accompanying notes are an integral part of these consolidated financial statements.

ATOM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                     2000               1999
                                                                                 ------------       ------------
Operating activities
  Net loss                                                                       $(29,523,000)      $ (5,378,000)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization                                                     905,000            105,000
    Acquired in-process technology                                                         --            268,000
    Amortization of intangible assets                                               2,670,000            225,000
    Stock issued for services                                                          11,000             12,000
    Amortization of stock-based compensation                                          398,000            766,000
    Noncash interest expense                                                        2,413,000                 --
    Changes in
      Accounts receivable, net                                                     (1,255,000)          (172,000)
      Royalties advanced                                                             (745,000)          (118,000)
      Other current assets                                                           (682,000)          (261,000)
      Accounts payable                                                                823,000            707,000
      Accrued liabilities                                                           1,246,000            124,000
      Unearned revenue                                                                146,000                 --
                                                                                 ------------       ------------
        Net cash used in operating activities                                     (23,593,000)        (3,722,000)
                                                                                 ------------       ------------
Investing activities
  Deposits of restricted cash                                                        (249,000)          (250,000)
  Purchase of property and equipment                                               (3,177,000)          (922,000)
  Capitalized web site development costs                                                   --           (149,000)
  Cash paid for acquisition of Pixel Wave Corporation, net of cash acquired                --         (3,029,000)
  Purchase of intangible assets                                                      (151,000)                --
  Cash paid for ForeFront Films                                                      (330,000)                --
                                                                                 ------------       ------------
        Net cash used in investing activities                                      (3,907,000)        (4,350,000)
                                                                                 ------------       ------------
Financing activities
  Proceeds from issuance of borrowings                                             13,618,000            668,000
  Payments of borrowings                                                           (4,628,000)                --
  Proceeds from exercise of common stock options and warrants                          32,000             11,000
  Proceeds from issuances of preferred stock, net                                   1,433,000         24,456,000
                                                                                 ------------       ------------
        Net cash provided by financing activities                                  10,455,000         25,135,000
                                                                                 ------------       ------------
Net increase in cash and cash equivalents                                         (17,045,000)        17,063,000
Cash and cash equivalents, beginning of period                                     17,545,000            482,000
                                                                                 ------------       ------------
Cash and cash equivalents, end of period                                         $    500,000       $ 17,545,000
                                                                                 ============       ============

                Supplemental information

Exercise of common stock options in exchange for a note                          $         --       $     64,000
                                                                                 ------------       ------------

Conversion of bridge notes into preferred stock                                  $         --       $    600,000
                                                                                 ------------       ------------

Issuance of common stock for acquisitions                                        $     55,000       $  4,360,000
                                                                                 ------------       ------------

Stock issued for services                                                        $     11,000       $     12,000
                                                                                 ------------       ------------

Warrants issued in connection with borrowings                                    $  2,942,000       $         --
                                                                                 ------------       ------------


                  The accompanying notes are an integral part of these financial statements.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

1.    Nature of the business and summary of significant accounting policies

      Atom Corporation (the "Company") was incorporated on August 24, 1998 under the laws of the state of Washington. The Company is a distributor and marketer of short films, animations and other digital media. The Company distributes content on its Internet web site at www.atomfilms.com and other media such as television, home video and syndication.

      On December 14, 2000, Macromedia Inc. ("Macromedia"), through a majority owned subsidiary, shockwave.com Inc. ("shockwave"), agreed to a merger with the Company, in a stock-for-stock transaction. Under the terms of the merger, shockwave assumed 100% of the Company's outstanding equity securities and converted these securities into capital stock, options and warrants in shockwave. The transaction was completed on January 12, 2001. On completion of the acquisition the separate existence of the Company ceased and the Company was merged into shockwave.

      Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of consolidation

      The Company's consolidated financial statements include the assets, liabilities and results of operations of majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

      Cash and cash equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of deposits in money market funds and certificates of deposit.

      Restricted cash

      Restricted cash consists of amounts placed under an irrevocable letter of credit in connection with the lease of the Company's office space.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      Concentration of credit risk

      Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, accounts receivable and royalty advances. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed insurance limits. The Company's accounts receivable are derived primarily from customers located in the United States. The Company extends credit based upon an evaluation of the customer's financial condition and generally collateral is not required. The Company maintains an allowance for doubtful accounts based upon its historical experience and the expected collectibility of all accounts receivable. Credit losses to date have been within the Company's estimates.

      One customer accounted for 17% of net revenues in 2000. Two customers accounted for 22% and 11%, respectively, of net revenues in 1999. No other customers accounted for more than 10% of revenue in 2000 or 1999. No customer accounted for more than 10% of accounts receivable as of December 31, 2000. Two customers accounted for 17% and 10%, respectively, of accounts receivable at December 31, 1999.

      Revenue recognition

      The Company's revenues have been principally derived from the licensing of short films and animations ("Content") and the sale and delivery of short-term advertising on the Company's web site. The Company also derives revenues from the sale of merchandise on the Company's web site. The Company has applied the revenue recognition provisions of Staff Accounting Bulletin No. 101. "Revenue Recognition".

      Revenues from the license of content are recognized on delivery provided that no significant obligations for the Company remain and collection of the related receivable is probable. If the Company is required to provide ongoing content for a defined period, revenue is recognized ratably over the term of the arrangement.

      Web site advertising revenues are recognized in the periods of the arrangement, based on the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period of display, provided no significant Company obligations remain and collection of the related receivable is reasonably assured.

      Sales of merchandise on the Company's web site are generally executed by credit card and revenue is recognized on shipment.

      Property and equipment

      Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. The useful lives of the property and equipment range from three to seven years. The costs of normal maintenance and repairs are charged to expense as

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      incurred and expenditures for major improvements are capitalized at cost. Gains and losses on the disposition of assets are reflected in the results of operations at the time of disposition.

      Web site development costs

      Web site development consists principally of payroll and related expenses for web site planning, infrastructure development, content development and operational maintenance. Costs incurred in planning and operating the web site are expensed as incurred. Costs incurred in creating web site applications, infrastructure, and certain content and graphics development are capitalized and amortized over their useful life, generally 18 months. A total of $149,000 in web site development costs was capitalized in 1999. No amounts were capitalized in 2000. Amortization of web site development costs was $80,000 and $24,000 in 2000 and 1999, respectively.

      Impairment of long-lived assets

      The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, property and equipment and other assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. No losses from impairment have been recognized in the financial statements.

      Intangible assets

      Intangible assets consist primarily of goodwill, assembled and trained workforce, and acquired film libraries and domain names. Goodwill and assembled and trained workforce are amortized over three years. Acquired film libraries and domain names are amortized over their estimated useful lives of three years. During 2000 and 1999, amortization of intangible assets totaled $2,667,000 and $225,000, respectively.

      Advertising costs

      The Company utilizes online advertising, trade shows, online promotions and television commercials to expand brand and product awareness. All advertising costs are expensed as incurred. Advertising costs for 2000 and 1999 were $6,871,000 and $938,000, respectively.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      Comprehensive income/loss

      To date, the Company has not had any transactions that are required to be reported in comprehensive income/loss and comprehensive loss is the same as net loss for all periods presented.

      Income taxes

      The Company follows the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 (SFAS No.
      109), "Accounting for Income Taxes". This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

      Stock-based compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force ("EITF") Issue 96-18.

      Recent accounting pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" (SFAS 133), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 was amended by SFAS 137 and SFAS 138. SFAS 133, as amended, is effective for the Company's fiscal year 2001. The Company does not anticipate the adoption of these standards will have a material impact on its results of operations or financial position, as the Company does not hold any derivative financial instruments and does not currently engage in hedging activities.

      In September 2000, the FASB issued Statement of Financial Accounting Standards 140 ("FAS 140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS 140 replaces Statement of Financial Accounting Standards 125, revising the standards governing the accounting for securitizations and other transfers of financial assets and collateral. Adoption of FAS 140 is required for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The Company does not expect that there will be a material impact on the results of operations or financial position on the adoption of FAS 140.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

2.    PROPERTY AND EQUIPMENT

      A summary of property and equipment follows (in thousands):

                                                               December 31,
                                                          ---------------------
                                                            2000          1999
                                                          -------       -------
      Computer equipment                                  $ 2,108       $   655
      Furniture and office equipment                          914           135
      Software                                                433           125
      Leasehold improvements                                  746           112
                                                          -------       -------
                                                            4,201         1,027
      Less accumulated depreciation and amortization       (1,012)         (108)
                                                          -------       -------
                                                          $ 3,189       $   919
                                                          =======       =======

3.    NOTE RECEIVABLE FROM SHAREHOLDER

      In October 1999, the Company advanced $64,000 under a full recourse promissory note to one of its officers for the purchase of Common Stock of the Company pursuant to the exercise of a stock option. The principal balance of this note, together with interest accrued and unpaid to date, is due and payable in October 2009. Interest accrues under the note on any unpaid principal balance at the rate of 6.71% per annum.

4.    ACQUISITIONS

      Pixel Wave

      On December 3, 1999, the Company acquired Pixel Wave Corporation ("Pixel Wave"), an Internet-based, multimedia production company. The Company acquired all outstanding shares of Pixel Wave's common stock in exchange for $3,000,000 cash and 2,000,000 shares of the Company's common stock. The value of the common stock issued to the sellers of Pixel Wave of $2.18 was determined on negotiations with the sellers. The acquisition has been accounted for using the purchase method of accounting.

      A summary of the purchase consideration is as follows (in thousands):

      Consideration
            Cash                                          $ 3,000
            Value of common stock                           4,360
            Acquisition costs                                  43
                                                          -------
                                                          $ 7,403
                                                          =======

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      A summary of assets acquired at the date of the acquisition, is as follows (in thousands):

      Tangible assets                                     $   144
      Assembled and trained workforce                         550
      Acquired in-process research and development            268
      Goodwill                                              6,441
                                                          -------
                                                          $ 7,403
                                                          =======

      The acquired in-process research and development has not yet reached technological feasibility and has no alternative future use. The acquired in-process research and development was recorded as expense at the time of the acquisition. The valuation of the acquired in-process research and development was based upon estimates by the Company and a valuation by a third-party appraiser. The valuation of the in-process research and development related to this acquisition was determined, using the percentage of completion methodology, by estimating the future net cash flows resulting from products anticipated to result from this acquisition and discounting the net cash flows to the date of acquisition using a discount rate of 19%. The discount rate used to value the acquired in-process research and development is based on the inherent risk surrounding the development of the acquired research and development. Given that the valuation of the acquired in-process research and development was an estimate, actual results may change. If the estimate of the acquired in-process technology were to decrease, the value assigned to goodwill would increase.

      The results of operations of Pixel Wave are included in the consolidated financial statements from the date of acquisition.

      FOREFRONT FILMS

      On January 13, 2000, the Company purchased the assets of Forefront Films, Inc. (Forefront), a multimedia production company. The Company acquired the assets of Forefront in exchange for $330,000 in cash and 25,000 shares of the Company's common stock, valued at $55,000. The acquisition has been accounted for using the purchase method of accounting.

      A summary of assets acquired at the date of acquisition is as follows (in thousands):


      Film Library                                          $ 215
      Assembled and trained workforce                         170
                                                            -----
                                                            $ 385
                                                            =====

      The results of operations of ForeFront are included in the consolidated financial statements from the date of acquisition. Unaudited pro forma results have not been

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      presented, as the results of operations that would have been reported had the acquisition occurred on January 1, 1999 are not materially different.

5.    NOTES PAYABLE

      On March 1, 2000, the Company amended its Loan and Security Agreement with a commercial bank. The amended credit agreement called for the outstanding balance of the previous line of credit, totaling $62,500, to be paid in monthly payments of $2,500, plus accrued interest of prime plus 1.5% (9.5% at December 31, 2000). The outstanding balance of the previous line of credit agreement provided for equipment advances through August 28, 2000, up to a maximum of $500,000. During 2000, the Company obtained additional equipment advances totaling $750,000. These advances are being repaid in equal monthly installments of $25,000, plus accrued interest of prime plus 1%, through February 28, 2003. Amounts outstanding under the credit agreement and equipment advance facility totaled $688,000 at December 31, 2000.

      In September 2000, the Company borrowed an additional $1,000,000 from the commercial bank. This amount was repaid in November 2000.

      In connection with these borrowings the Company issued warrants to purchase a total of 20,355 shares of common stock at exercise prices of $2.18 - $4.36. The fair value of the warrants of $22,000 was recorded as interest expense in 2000.

      In September 2000, the Company entered into a Loan and Security Agreement to borrow up to $3,500,000. Borrowings under the arrangement bore interest at prime rate plus 3% and were repayable by December 15, 2000 or on the closing of an equity financing with proceeds of greater than $10 million. In connection with the borrowings, the Company issued warrants to purchase 206,422 shares of Series C Preferred Stock at an exercise price of $1.72. The fair value of the warrants was determined to be $223,000. Pursuant to APB 14, Accounting for Convertible Debt issued with Stock Purchase Warrants ("APB 14"), the Company was required to allocate the proceeds to the debt instrument and the warrant for accounting purposes based on their relative fair values at the time of issuance. The fair value attributable to the warrant of $219,000 has been treated as a debt discount which was amortized over the term of the debt as interest expense. All borrowings under this arrangement were repaid in 2000.

      In October 2000, the Company issued convertible promissory notes totaling $3,365,000. The notes were convertible into shares of the Company's preferred stock issuable in a future financing transaction or based upon an assumed company valuation at any time after january 15, 2001. the notes bear interest at 8% per annum. The debt is repayable on demand at any time after January 15, 2001 or upon the closing of an equity financing with proceeds of greater than $10 million. In connection with the promissory notes, the Company agreed to issue a warrant to purchase 2,670,898 shares of preferred stock at an

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      initial exercise price of $1.28. The number of shares and exercise price of the warrant is subject to adjustment. The fair value of warrants issued was determined to be $2,163,000. Pursuant to APB 14, the Company is required to allocate the proceeds to the debt instrument and the warrant for accounting purposes based on their relative fair values at the time of issuance. The fair value attributable to the warrant of $1,349,000 has been treated as a debt discount, which is amortized over the term of the debt. In addition, the Company is required to attribute an amount of $1,349,000 to the beneficial conversion feature embedded in the convertible debt after the apb 14 allocation of fair value. this beneficial conversion feature was recorded as additional debt discount, over the period to which the debt became convertible. Amortization of the debt discount of $2,172,000 was recorded as interest expense in 2000. The remaining debt discount of $526,000 will be amortized in 2001.

      In December 2000, the Company issued a convertible promissory note to Macromedia totaling $5 million. The promissory note bears interest at 6.1% per annum and has a maturity date of December 15, 2001. Upon the closing of the merger of the Company and shockwave, the note was convertible into shares of preferred stock of the merged entity.

      Future minimum payments on long-term debt are as follows (in thousands):

      Years ending December 31,
      2001                                                  $ 330
      2002                                                    308
      2003                                                     50
                                                            -----
                                                            $ 688
                                                            =====

6.    INCOME TAXES

      No provision for income taxes has been recorded since August 24, 1998 (inception), as the Company has incurred net losses from the date of inception.

      At December 31, 2000, the Company had approximately $29.2 million of federal net operating loss carryforwards available to offset future taxable income, if any, which expire in varying amounts beginning in 2018. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three-year period.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      As of December 31, 2000, the Company had gross deferred tax assets of approximately $10.6 million, related primarily to net operating loss carryforwards, stock-based compensation and certain allowances that are not currently deductible for tax purposes. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets and that a full valuation allowance is required.

7.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

      Mandatorily redeemable convertible preferred stock at December 31, 2000 consists of the following:

                                                                      AMOUNT,
                                                                      NET OF
                                                      LIQUIDATION    ISSUANCE
                                  SHARES                 AMOUNT       COSTS
                         -------------------------    -----------    -------
       SERIES            DESIGNATED     OUTSTANDING        (IN THOUSANDS)
      A                    800,000         727,500      $   728      $   720
      B                  4,000,000       3,789,057        4,850        4,781
      C                  5,000,000       5,000,000       21,800       21,708
                         ---------      ----------      -------      -------
                         9,800,000       9,516,557      $27,378      $27,209
                         =========      ==========      =======      =======

      The holders of the convertible preferred stock have various rights and preferences as follows:

      VOTING

      Each share of Series A, B and C convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

      As long as at least 1,000,000 shares of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock in order to alter the articles of incorporation as related to the rights, preferences or privileges of the convertible preferred stock. As long as any shares of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock in order to change the authorized number of shares of convertible preferred stock, change the authorized number of Directors, authorize a dividend for any class or series other than convertible preferred stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing stockholders retain less than 50% of the voting stock of the surviving entity.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      DIVIDENDS

      Holders of Series A, B and C convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.085, $0.1024 and $0.3488 per share, respectively, when and if declared by the Board of Directors. Holders of Series C convertible preferred stock are entitled to receive payment on dividends in preference to the holders of Series A and B convertible preferred stock. Holders of the Series B preferred stock are entitled to receive payments on dividends in preference to the holders of Series A convertible preferred stock. After the dividend preference of each of the series of the preferred stock has been paid in full for a given calendar year, the preferred stock will participate pro rata with the common stock in the receipt of any additional dividends on an as-converted basis. No dividends on convertible preferred stock or common stock have been declared from inception through December 31, 2000.

      LIQUIDATION

      In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's common stock and convertible preferred stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, B and C convertible preferred stock are entitled to receive an amount of $1.00, $1.28 and $4.36 per share, respectively, plus any declared but unpaid dividends, prior to and in preference to any distribution to the holders of common stock. Holders of Series C convertible preferred stock are entitled to receive payment on dividends in preference to the holders of Series A and B convertible preferred stock. Holders of the Series B preferred stock are entitled to receive payments on dividends in preference to the holders of Series A convertible preferred stock. Upon full payment of the Series C, Series B and Series A preferences, the remaining assets shall be distributed among the holders of the Series B preferred stock until the holders of the Series B preferred stock receive an aggregate of $2.56 per share. Any remaining funds and assets of the Company legally available for distribution to shareholders will be distributed pro rata among the holders of the common stock. If the Company has insufficient assets to permit payment of the preference amount in full to all preferred shareholders, then the assets of the Company will be distributed ratably to the holders of the preferred stock in proportion to the preference amount each such holder would otherwise be entitled to receive.

      CONVERSION

      Each share of Series A, B and C convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio which is subject to adjustment for dilution. In addition, each share of Series A, B and C convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible, at the then effective conversion ratio, upon: (1) the closing of a public offering of common stock at a per share price of at least $10.90 per share for a total public offering price of not less than $35,000,000 or (2) the consent of the holders of the majority of convertible preferred stock.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      MANDATORY REDEMPTION

      The convertible preferred stock contains a provision which, in the event of a change in the control of the Company would give the holders of the convertible preferred stock the right to receive a cash distribution equal to the liquidation preference on the convertible preferred stock. In accordance with the rules of the Securities and Exchange Commission the convertible preferred stock has not been included in shareholders' deficit and is presented as mandatorily redeemable convertible preferred stock at December 31, 2000. As a change in control of the Company was probable at December 31, 2000, accretion of $169,000 has been recorded to adjust the carrying value of the preferred stock to the liquidation value.

      At December 31, 2000, the Company has reserved 727,500, 3,789,057, and 5,000,000 shares of common stock for the conversion of Series A, B and C convertible preferred stock, respectively.

8.    COMMON STOCK

      During 1999, the Company entered into stock restriction agreements with a director. The stock restriction agreements give the Company the right to repurchase the director's common shares at the original purchase price in the event that the director's service with the Company terminates for any reason. The Company's repurchase right lapses as the director performs services over a three-year period. At December 31, 2000, there were 150,000 common shares subject to repurchase.

      In 2000, the Company issued 8,704 shares of common stock to certain providers of film inventory. The fair value of the shares of $11,000 was recorded as cost of revenues in 2000.

9.    STOCK WARRANTS

      In 1999, the Company issued 43,648 warrants to purchase common stock with an exercise price of $0.32 per share. Of these warrants, 41,685 were issued in conjunction with bridge notes issued during the year. The remainder were issued in exchange for legal services rendered. Warrant values were estimated using the Black-Scholes pricing model and resulted in $11,000 and $1,000 recorded to interest and legal expense, respectively.

      In 2000, in connection with various services agreements, the Company issued a total of 25,855 warrants to purchase common shares at exercise prices of between $1.94 and $2.18 during 2000. The fair value of the warrants of $24,000 were expensed during the year.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      In connection with certain borrowings in September 2000, the Company issued warrants to purchase 206,422 shares of Series C Preferred Stock at an exercise price of $1.72. The fair value of the warrants was determined to be $223,000. In connection with issuance of promissory notes in October 2000, the Company agreed to issue warrants to purchase 2,670,898 shares of preferred stock at an exercise price which is the lower of $1.28 or the price per share in the Company's next equity financing. The fair value of warrants issued was determined to be $2,168,000. The warrants issued are exercisable for a period of 5 years. Pursuant to APB 14, the Company allocated the proceeds to the debt instruments and to the warrants for accounting purposes based on their relative fair values at the time of issuance. Refer to Note 5.

      All warrants were not subject to vesting and were exercisable at date of issuance. The fair value of the warrants, detailed above was determined using the Black-Scholes option pricing model with the following assumptions:

      Stock price                                     $1.28-$1.72
      Volatility                                              70%
      Expected life                                     5-7 years
      Risk free rate                                        6.09%

10.   STOCK OPTIONS

      In 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees, consultants and nonemployee directors of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees, consultants and nonemployee directors. In 2000 the Company's board of directors approved an amendment to the Plan increasing the number of shares from 3,000,000 to 4,750,000.

      Options under the Plan may be granted for periods of up to 10 years. The exercise price of an ISO cannot be less than 100% of the estimated fair value of the common stock on the date of grant, and the exercise price of an ISO granted to a 10% shareholder cannot be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally vest over four years.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      The following table presents activity under the Plan:

                                                        NUMBER OF      WEIGHTED-
                                         SHARES           SHARES        AVERAGE
                                        AVAILABLE       SUBJECT TO     EXERCISE
                                        FOR GRANT        OPTIONS         PRICE
                                       ----------       ---------      --------
      Authorized                        3,000,000              --
      Granted                          (2,409,866)      2,409,866      $   0.21
      Exercised                                --        (229,000)         0.31
      Cancelled                            70,000         (70,000)         0.10
                                       ----------       ---------
      Balances, December 31, 1999         660,134       2,110,866      $   0.20
      Additional shares authorized      1,750,000
      Granted                          (1,020,580)      1,020,580      $   2.18
      Exercised                                --        (246,607)         0.14
      Cancelled                           573,834        (573,834)         0.62
                                       ----------       ---------
      Balances, December 31, 2000       1,963,388       2,311,005      $   0.91
                                       ==========       =========

                           OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                   ------------------------------------    ---------------------
                               WEIGHTED-
                                AVERAGE        WEIGHTED-                WEIGHTED
                               REMAINING       AVERAGE                  AVERAGE
       EXERCISE               CONTRACTUAL      EXERCISE                 EXERCISE
        PRICES     SHARES     LIFE (YEARS)      PRICE       SHARES       PRICE
       --------  ---------    ------------     --------    --------     --------
        $ 0.10     809,375        8.23          $ 0.10      217,041      $ 0.10
        $ 0.32     666,775        8.67          $ 0.32       42,566      $ 0.32
        $ 2.18     834,855        9.43          $ 2.18      125,500      $ 2.18
                 ---------                                 --------
                 2,311,005                                  385,107
                 =========                                 ========

      FAIR VALUE DISCLOSURES

      Had compensation cost for the issuance of options to employees been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss for 2000 and 1999 would have increased by approximately $89,000 and $17,000, respectively.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      The Company calculated the fair value of each option grant using the Black-Scholes pricing model with the following assumptions:

                                              2000            1999
                                          -----------     -----------
      Stock price                         $2.15-$2.18     $0.15-$2.18
      Volatility                                   0%              0%
      Expected life                           4 years         5 years
      Risk free interest rate                   6.37%        5%-5.77%

      DEFERRED STOCK-BASED COMPENSATION

      In the year ended December 31, 1999, the Company recorded deferred stock compensation expense of $612,000 related to the issuance of stock options to employees at prices subsequently determined to be below fair market value. The Company also recorded deferred stock compensation of $1,305,000 related to options granted to consultants and other service providers. Options issued to nonemployees were valued using a Black Scholes pricing model using the assumptions noted below. Deferred stock compensation is being amortized over a period of four years from the date of option issuance using the method specified in FASB Interpretation No. 28 for employees and on a straight-line basis for non-employees. Amortization of $398,000 and $766,000 has been recognized as stock-based compensation expense in the years ended December 31, 2000 and 1999, respectively.

      Stock price                                     $1.00-$2.55
      Volatility                                              70%
      Expected life                                       5 years
      Risk free interest rate                            5%-5.77%

11.   COMMITMENTS AND CONTINGENCIES

      MINIMUM FUTURE RENTAL PAYMENTS

      The Company leases office space under noncancelable operating leases with various expiration dates through 2004.

      The terms of the facility lease provide for rental payments on a graduated scale. The facility lease expires in October 2004. The Company recognizes rent expense on a straight-line basis over the lease period.

ATOM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

      Future minimum lease obligations as of December 31, 2000 are as follows (in thousands):

      YEARS ENDING DECEMBER 31,
            2001                                          $   692
            2002                                              713
            2003                                              737
            2004                                              648
            2005                                               95
                                                          -------
      Total minimum lease payments                        $ 2,885
                                                          =======

      Rental expense for the years ended December 31, 2000 and 1999 was $905,000 and $79,000, respectively.

      Claims and litigation

      In the opinion of management, litigation, contingent liabilities and claims against the Company in the normal course of business are not expected to involve any judgements or settlements that would be material to the Company's consolidated financial condition or results of operations.

12.   SUBSEQUENT EVENTS

      On January 12, 2001, the Company completed its merger with shockwave. On the effectiveness of the merger all outstanding equity securities, including options and warrants were assumed by shockwave and were converted into equity securities of shockwave. On the effectiveness of the merger, the separate existence of the Company ceased and the Company merged into shockwave.

          B)   PRO FORMA FINANCIAL INFORMATION.

     The following unaudited Pro Forma combined condensed financial information has been prepared to give effect to Shockwave's acquisition of AtomFilms (the "merger"), accounted for using the purchase method of accounting, and the resulting deconsolidation of AtomShockwave, Inc. ("AtomShockwave") from Macromedia's historical consolidated financial statements. The total purchase price of AtomFilms and the related purchase price allocation are based on managements best estimate of the underlying assets and liabilities, which, based on facts and circumstances, are subject to change. Furthermore, subsequent to the merger, Macromedia's ownership of shockwave became approximately 43%. As a result, the following unaudited Pro Forma financial information reflects a deconsolidation of the AtomShockwave financial information.

     The unaudited Pro Forma combined condensed balance sheet as of December 31, 2000 gives effect to the merger and the resulting deconsolidation as if they had occurred as of December 31, 2000 and combines the historical consolidated balance sheet of Macromedia as of December 31, 2000 and the historical consolidated balance sheet of AtomFilms as of December 31, 2000.

     As a result of the differing fiscal years of Macromedia and AtomFilms, results of operations for different periods have been combined. The unaudited Pro Forma combined condensed statements of operations combines the historical consolidated statement of operations of Macromedia for the year ended March 31, 2000 and nine months ended December 31, 2000 with AtomFilms' statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

     The unaudited Pro Forma combined condensed financial information is based on estimates and assumptions. These estimates and assumptions have been made solely for purposes of developing this Pro Forma information. Unaudited Pro Forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of future periods or the results that actually would have been realized had Macromedia accounted for its investment in AtomShockwave as an equity method investee during the periods presented. This unaudited Pro Forma combined financial information is based upon the respective historical consolidated financial statements of Macromedia as filed in their annual report on Form 10-K and the consolidated financial statements and related notes of AtomFilms, included herein, and should be read in conjunction with those statements and the related notes. The notes to the unaudited Pro Forma combined condensed financial statements should be read in conjunction with the unaudited Pro Forma combined condensed financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                        MACROMEDIA INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                         MACROMEDIA      ATOMFILMS
                                         DECEMBER 31,   DECEMBER 31,    PRO FORMA
                                            2000            2000       ADJUSTMENTS   DECONSOLIDATION 3     TOTAL
                                         ------------   ------------   -----------   -----------------   ---------
ASSETS
Current assets
  Cash, cash equivalents and
    short-term investments                $ 207,940       $     500     $  14,508 2a   $ (34,998)        $ 187,950
  Accounts receivable, net                   50,108           1,523            --         (5,045)           46,586
  Other current assets                       21,761             953            --         (2,941)           19,773
  Deferred tax assets, short-term             9,937              --            --             --             9,937
                                          ---------       ---------     ---------      ---------         ---------
    Total current assets                    289,746           2,976        14,508        (42,984)          264,246

Land and building, net                       18,322              --            --             --            18,322
Fixed assets, net                            73,725           3,189            --        (15,098)           61,816
Goodwill and other intangibles                6,568           5,259        28,313 2b     (33,572)            6,568
Related party loans                          14,904              --            --             --            14,904
Restricted cash                               9,111             499            --           (499)            9,111
Investment in and advances to
  equity affiliate                               --              --            --         39,114            39,114
Other long-term assets                       22,904             398            --        (10,739)           12,563
                                          ---------       ---------     ---------      ---------         ---------
    Total assets                            435,280          12,321        42,821        (63,778)          426,644
                                          =========       =========     =========      =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current portion on notes payable               --           8,169        14,508 2a     (22,677)               --
  Accounts payable                            3,118           1,581            --         (1,605)            3,094
  Accrued liabilities                        60,863           1,370           230 2c      (5,903)           56,560
  Unearned revenue                           10,037             146            --           (886)            9,297
                                          ---------       ---------     ---------      ---------         ---------
    Total current liabilities                74,018          11,266        14,738        (31,071)           68,951
Long-term liabilities                           943             358            --           (360)              941
                                          ---------       ---------     ---------      ---------         ---------
    Total liabilities                        74,961          11,624        14,738        (31,431)           69,892

Mandatorily redeemable convertible
  preferred stock                                --          27,378       (27,378)2d          --                --

Minority interest                            11,409            --              --        (11,409)               --

Stockholders' equity
  Common stock                                   62           9,001        (8,980)2e         (32)               51
  Treasury stock                            (33,649)             --            --             --           (33,649)
  Additional paid-in-capital                407,165              --        29,168 2f     (49,087)          387,246
  Notes receivable from shareholders         (7,967)            (64)           --            769            (7,262)
  Deferred compensation                     (27,833)           (345)           --         27,412              (766)
  Accumulated other comprehensive
    income                                      535              --            --             --               535
  Retained earnings (deficit)                10,597         (35,273)       35,273 2e                        10,597
                                          ---------       ---------     ---------      ---------         ---------
    Total stockholders' equity              348,910         (26,681)       55,461        (20,938)          356,752
                                          ---------       ---------     ---------      ---------         ---------
    Total liabilities and
     stockholders' equity                 $ 435,280       $  12,321     $  42,821      $ (63,778)        $ 426,644
                                          =========       =========     =========      =========         =========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        MACROMEDIA INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                  MACROMEDIA       ATOMFILMS
                                  YEAR ENDED       YEAR ENDED
                                   MARCH 31,      DECEMBER 31,   PRO FORMA
                                     2000             1999      ADJUSTMENTS    DECONSOLIDATION 5     TOTAL
                                  ----------      ------------  -----------    -----------------   ---------
Revenues                          $  264,159        $    511      $     --        $   (8,732)      $ 255,938
Cost of Revenues                      28,829             204            --            (1,312)         27,721
                                  ----------        --------      --------        ----------       ---------
   Gross profit                      235,330             307            --            (7,420)        228,217

Operating Expenses
   Sales and marketing               113,005           2,180            --           (14,163)        101,022
   Research and development           65,739             161            --           (12,360)         53,540
   General and administrative         24,610           2,183            --            (3,857)         22,936
   Acquisition related
     expenses                         11,516             268            --              (268)         11,516
   Non-cash compensation              11,071             766            --           (10,484)          1,353
   Amortization of intangibles         1,013             225         5,663 4g         (5,888)          1,013
                                  ----------        --------      --------        ----------       ---------
    Total operating expenses         226,954           5,783         5,663           (47,020)        191,380
                                  ----------        --------      --------        ----------       ---------

Operating Income (Loss)                8,376          (5,476)       (5,663)           39,600          36,837
   Loss from equity affiliates            --              --            --           (16,825)        (16,825)
   Other income (expense)              6,187              98            --              (590)          5,695
   Minority interest                   6,179              --            --            (6,179)             --
                                  ----------        --------      --------        ----------       ---------
   Income (loss) before taxes         20,742          (5,378)       (5,663)           16,006          25,707

Provision (benefit) for
  income taxes                        11,975              --            --                --          11,975
                                  ----------        --------      --------        ----------       ---------
Net Income (loss)                 $    8,767        $ (5,378)     $ (5,663)       $   16,006       $  13,732
                                  ==========        ========      ========        ==========       =========

Accretion of mandatorily
  redeemable convertible
  preferred stock                     (2,538)             --            --                --          (2,538)
 Net income (loss) applicable
   to common stockholders         $    6,229        $ (5,378)     $ (5,663)       $   16,006       $  11,194
                                  ==========        ========      ========        ==========       =========

   Net income (loss)
   applicable to common
   stockholders per share
      Basic                       $     0.14                                                       $    0.25
      Diluted                     $     0.12                                                       $    0.21

Weighted average shares
  outstanding
      Basic                           44,601                                                          44,601
      Diluted                         52,270                                                          52,270

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        MACROMEDIA INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                  MACROMEDIA       ATOMFILMS
                                 NINE MONTHS      NINE MONTHS
                                 DECEMBER 31,    SEPTEMBER 30,   PRO FORMA
                                     2000             2000      ADJUSTMENTS    DECONSOLIDATION 5     TOTAL
                                 ------------    -------------  -----------    -----------------   ---------
Revenues                          $  300,523        $  3,319      $     --        $  (16,485)      $ 287,357
Cost of Revenues                      32,237           2,310            --            (4,028)         30,519
                                  ----------        --------      --------        ----------       ---------
   Gross profit                      268,286           1,009            --           (12,457)        256,838

Operating Expenses
   Sales and marketing               117,739          16,047            --           (27,791)        105,995
   Research and development           84,223              --            --           (19,036)         65,187
   General and administrative         29,430           3,231            --            (8,592)         24,069
   Acquisition related expenses        4,774              --            --                --           4,774
   Non-cash compensation               5,900             360            --            (5,850)            410
   Amortization of intangibles         1,558           1,943         4,247 4g         (6,280)          1,468
                                  ----------        --------      --------        ----------       ---------
    Total operating expenses         243,624          21,581         4,247           (67,549)        201,903
                                  ----------        --------      --------        ----------       ---------

Operating Income (Loss)               24,662         (20,572)       (4,247)           55,092          54,935
  Loss from equity affiliates             --              --            --           (24,178)        (24,178)
  Other                                6,491              39            --              (966)          5,564
  Minority interest                   15,336              --            --           (15,336)             --
                                  ----------        --------      --------        ----------       ---------
  Income (loss) before taxes          46,489         (20,533)       (4,247)           14,612          36,321

  Provision (benefit) for
    income taxes                      11,341              --            --                --          11,341
                                  ----------        --------      --------        ----------       ---------

  Net income (loss) applicable
    to common stockholders        $   35,148        $(20,533)     $ (4,247)       $   14,612       $  24,980
                                  ==========        ========      ========        ==========       =========

Net income (loss) applicable
to common stockholders per share
   Basic                          $     0.70                                                       $    0.50
   Diluted                        $     0.62                                                       $    0.44

Weighted average shares
outstanding
   Basic                              50,369                                                          50,369
   Diluted                            56,625                                                          56,625


                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


1) On January 14, 2001, Macromedia's consolidated subsidiary, shockwave, consummated its merger with AtomFilms. Under the terms of the merger agreement, AtomFilms shareholders received shares equal to 30% of shockwave's fully diluted equity at closing. In addition, Macromedia has agreed with certain AtomShockwave Series B shareholders that it will convert certain of its AtomShockwave Series A preferred shares into common stock and transfer those shares to Series B shareholders, provided such Series B shareholders invest a specified amount in the next round of financing of AtomShockwave, such that these Series B shareholders will have a percentage ownership in AtomShockwave approximately equal to their percentage holdings in shockwave prior to the merger. This contingency is not reflected in the unaudited Pro Forma combined condensed financial statements. Subsequent to the merger, shockwave became AtomShockwave.

     The merger was accounted using purchase accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the acquisition date. The purchase price of AtomFilms and the related purchase price allocation is based on a valuation using the best information available, which, based on facts and circumstances, is subject to change. In addition, it is expected that in connection with the merger, AtomShockwave will record additional purchase price consideration related to stock options assumed, which cannot currently be estimated. At December 31, 2000, AtomFilms had approximately 2.3 million stock options outstanding with weighted average exercise prices from $0.10 to $2.18 per share. The merger reduced Macromedia's controlling interest in shockwave to a level of significant influence. Accordingly, subsequent to the above-mentioned merger, Macromedia deconsolidated the assets and liabilities of AtomShockwave and will account for AtomShockwave as an equity method investee in its consolidated financial statements.

     The total purchase price of $29.4 million consists of 21.1 million shares of shockwave with an estimated fair value of $1.38 per share and direct transaction costs of $230,000. The Pro Forma financial information reflects Macromedia's most recent balance sheet at December 31, 2000, results of operations for the year ended March 31, 2000, and results of operations for Macromedia's most recent interim period, the nine months ending December 31, 2000. As AtomFilms has a different year end from Macromedia, the AtomFilms results of operations were combined with the year ended December 31, 1999 and nine months ended September 30, 2000, respectively.

2) The Pro Forma combined condensed balance sheet gives effect to the merger and the resulting deconsolidation as if they occurred on December 31, 2000. The following Pro Forma adjustments have been made to the historical financial statements of Macromedia and AtomFilms based upon assumptions made by Macromedia's management for the purpose of preparing the unaudited Pro Forma combined condensed balance sheet:

     a) To record the issuance of a $5.0 million convertible note to a third party and a $9.5 million convertible note to Macromedia in connection with, as part of the merger agreement and consummation.

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


     b) To reflect the excess of acquisition cost over the estimated fair value of the net assets acquired, which is comprised of the following (in thousands):

          Assembled workforce           $  1,700
          Goodwill                        26,613
                                        --------
                                        $ 28,313


          The assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.

          Goodwill was determined based on the residual difference between the estimated fair value of the consideration given to AtomFilm's shareholders and the values assigned to identified tangible and intangible assets.

     c)   To record the direct transaction costs.

     d) To eliminate AtomFilms mandatorily redeemable convertible preferred stock.

     e)   To eliminate AtomFilms shareholders' equity accounts.

     f) To record the shockwave common stock issued to AtomFilms shareholders upon merger consummation.

3) Immediately subsequent to shockwave's acquisition of AtomFilms and the issuance of approximately 21.1 million shares of shockwave common stock to the AtomFilms shareholders, Macromedia, Inc. held 43.13% of the outstanding voting common stock of AtomShockwave. As a result, Macromedia deconsolidated shockwave from its consolidated financial statements and began accounting for it's investment in AtomShockwave and its proportionate ownership share of AtomShockwave's results of operations, using the equity method of accounting. The Pro Forma adjustments related to the effect of the AtomShockwave deconsolidation, consist of the elimination of AtomFilms' historical financial information the elimination of Shockwave's balances from Macromedia's historical financial information and the recording of Macromedia's ownership of AtomShockwave using the equity method of accounting.

     The resulting investment in and advances to equity affiliate includes Macromedia's ownership of the underlying AtomShockwave net assets, $24,606 and Macromedia's advances to AtomShockwave, $14,508.

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


4) The unaudited Pro Forma combined condensed statements of operations gives effect to the merger as if it had occurred at the beginning of each period presented. The following Pro Forma adjustments have been made to the historical financial statements of Macromedia and AtomFilms based upon assumptions made by management for the purpose of preparing the unaudited Pro Forma combined condensed statement of operations.

     g)   The amortization of intangibles is comprised of (in thousands):

                            Nine Months
       Year Ended              Ended
     March 31, 2000      December 31, 2000
     --------------      -----------------
        $    340              $    255       Amortization of assembled
                                             workforce, calculated as $1,700,
                                             amortized over five years.

        $  5,323              $  3,992       Amortization of goodwill calculated
                                             as $26,613, amortized over five years.
        --------              --------
        $  5,663              $  4,247
        ========              ========

5) The Pro Forma adjustments for the unaudited Pro Forma combined condensed statements of operations give effect of AtomShockwave deconsolidation, reflect the following:

     o The deconsolidation of AtomShockwave's balances from Macromedia's consolidated financial statements, including the elimination of AtomFilms' historical financial statements.

     o Macromedia's proportionate share of AtomShockwaves' results of operations under the equity method of accounting.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          MACROMEDIA, INC.



Date: March 28, 2001                      By:  /s/ Elizabeth A. Nelson
                                               --------------------------------
                                               Elizabeth A. Nelson, Executive
                                               Vice President and Chief
                                               Financial Officer

                                 EXHIBIT INDEX

 2.01 Agreement and Plan of Reorganization dated December 14, 2000, by and among Shockwave.com, Inc., a Delaware corporation and Atom Corporation, a Washington corporation.*

 2.02     Certificate of Merger of Atom Corporation with and into Shockwave.com,
          Inc. dated January 12, 2001.*

 2.03     Articles of Merger between Atom Corporation and Shockwave.com, Inc.
          dated January 12, 2001.*

23.01     Consent of Independent Accountants.

----------
* Previously filed.